Exhibit 10.9

AMENDMENT NO. TWO TO ASSET PURCHASE AGREEMENT

BETWEEN CYPRESS BIOSCIENCE, INC. AND

CELLATOPE CORPORATION

This Amendment No. Two is made as of this eleventh day of January, 2017, by and between Exagen Diagnostics, Inc. (“Exagen”), a Delaware corporation and successor-in-interest to Cypress Bioscience, Inc. (“Cypress”), and Cellatope Corporation Liquidating Trust (the “Trust”), a trust formed pursuant to a certain Agreement and Declaration of Trust dated February 27, 2009 between Cellatope Corporation (“Cellatope”) and the Trustee and successor-in-interest to Cellatope, which, with Cypress, was party to that certain Asset Purchase Agreement, dated as of February 9, 2009 (the “Original Agreement”). The Original Agreement was amended by the parties pursuant to Amendment No. One on December 14, 2012 (the Original Agreement, as amended by Amendment No. One, the “Agreement”). Each of Exagen and the Trust is sometimes referred to herein as a “party,” and together Exagen and the Trust are sometimes referred to herein as the “parties.” Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, Cypress purchased from Cellatope the Acquired Assets, which included certain assets and rights with respect to, or necessary for the manufacture, use or sale of, any Lupus Monitoring Product;

WHEREAS, pursuant to the Agreement, Exagen, as the successor in interest to Cypress, is obligated, under certain circumstances, to make payments to the Trust, as the successor-in-interest to Cellatope; and

WHEREAS, in order to better align the payment obligations with the potential economic opportunities of the Lupus Monitoring Product, the parties wish to amend certain provisions of the Agreement to restructure the payments required to be made to the Trust;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment and Replacement of Section 2.2. Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

2.2	Milestone and Royalties.

(a) Within 10 business days after the First Commercial Sale by Cypress, any of its Affiliates or any Licensee of a Product for monitoring of Systemic Lupus Erythematosus (a “Lupus Monitoring Product’) (the “Milestone”), Cypress shall notify Cellatope in writing

(the “Milestone Notice’) that the Milestone has been achieved and the date on which it was achieved (the “Milestone Date”). For avoidance of doubt, only a Product for monitoring of Systemic Lupus Erythematosus, and not any Product designed for diagnosis of Systemic Lupus Erythematosus without a monitoring function, shall constitute a Lupus Monitoring Product.

(b) Cypress shall act in good faith and use commercially reasonable efforts to cause the Milestone to be achieved; provided, however, that the obligation of Cypress to use commercially reasonable efforts to achieve the Milestone shall not require that the Milestone ever be achieved if doing so, in any case, would require Cypress to use more than commercially reasonable efforts and, provided, further, that a termination of development by Cypress of all Lupus Monitoring Products pursuant to Section 2.2(c) below shall not be deemed a failure by Cypress to use, or otherwise violate Cypress’ obligations to use, commercially reasonable efforts to develop a Lupus Monitoring Product. The parties acknowledge and agree that Cypress may terminate development of all Lupus Monitoring Products at any time if achieving the Milestone would require Cypress to use more than commercially reasonable efforts to do so, and that any such termination may occur without requiring that Cypress also terminate the Amended Pittsburgh License in accordance with Section 2.2(c) below. Cypress shall provide notice to Cellatope of its determination to terminate development of all Lupus Monitoring Products because achieving the Milestone would require Cypress to use more than commercially reasonable efforts to do so within 15 days of making such determination, including reasonable details supporting such determination and, in such case, Cypress shall comply with the provisions of Section 2.2(c)(ii) below. The parties further acknowledge and agree that nothing in this Agreement shall prohibit Cypress from engaging in a change of control-type transaction or a sale or license of all or any of the Acquired Assets, provided that in the event that Cypress desires to consummate a Change of Control after the Closing Date while the Milestone has not been attained but remains eligible to be attained, or any Royalty payment obligations remain, Cypress shall cause the Entity acquiring Cypress (or acquiring substantially all of its assets) with respect to a Change of Control (the “Acquirer’) to assume Cypress’ obligations under Section 2.2 of this Agreement, subject to all of the limitations and qualifications contained in Section 2.2 of this Agreement (including that such Acquirer use commercially reasonable efforts and the right of such Acquirer to terminate development of all Lupus Monitoring Products). With respect to any Change of Control, Cypress shall not consummate such Change of Control unless (i) Cypress remains liable for Cypress’ payment obligations with respect to the Royalty and the Acquirer otherwise assumes Cypress’ obligations in a form and substance reasonably acceptable to Cellatope (provided, that Cellatope’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Cypress is merged with the Acquirer and remains the surviving Entity or becomes a subsidiary of the Acquirer), Cypress shall have no further liability or obligation, whether primarily or secondarily, with respect to the obligations in Section 2.2 hereunder, except for the payment obligations with respect to the Royalty payments or (ii) the Acquirer is an Applicable Public Company and assumes Cypress’ obligations under Section 2.2 of this Agreement in a form and substance reasonably acceptable to Cellatope (provided, that Cellatope’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Cypress is merged with the Acquirer and remains the surviving Entity or becomes a subsidiary of the Acquirer), Cypress shall have no further liability or obligation, whether primarily or secondarily, with respect to the obligations in Section 2.2 hereunder, including the payment obligations with respect to the Royalties.

(i) For purposes of this Section 2.2(b), “commercially reasonable efforts” means the use of efforts, expertise and resources normally used by Cypress for other product candidates, which, as compared with the Product candidates for Lupus Monitoring Products acquired by Cypress in connection with the Transactions (the “Lupus Monitoring Product Candidates’), are of similar market potential at a similar stage in their development, taking into account all reasonable relevant factors affecting the cost, risk and timing of development and the total potential of the Lupus Monitoring Product Candidates, all as measured by the facts and circumstances at the time such efforts are due.

(ii) Cellatope may allege that Cypress is not using commercially reasonable efforts to achieve the Milestone at any time by providing written notice to Cypress to such effect, including reasonable details supporting such allegation, and setting forth specific reasonable actions that Cellatope requests that Cypress take with respect to its efforts to achieve the Milestone. If Cellatope provides any such notice, each party shall appoint an executive officer or other authorized person to discuss, and attempt to resolve, the alleged failure to perform to both parties’ satisfaction. These Persons shall, by phone or in person, discuss the alleged failure to perform in good faith within 15 days after Cellatope provides the applicable notice. If, within 30 days after Cellatope provides the applicable notice, the two executive officers have not reached a mutually acceptable resolution to the alleged failure to perform, Cellatope may submit the matter to arbitration conducted by one arbitrator mutually agreeable to Cypress and Cellatope. In the event that, within 30 days after submission of any dispute to arbitration, Cypress and Cellatope cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San

Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee to the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Cypress and Cellatope an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing party about the alleged failure to perform. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The arbitrator’s decision shall be limited to the precise question of whether Cypress has used commercially reasonable efforts to achieve the Milestone and the specific actions, if any, to be taken by Cypress that are necessary for Cypress to meet its obligation to use such commercially reasonable efforts, and shall be subject to the limitations set forth in this Agreement and be final, binding and conclusive upon the parties. The parties acknowledge and agree that Cypress may, in lieu of taking the actions, if any, specified by the arbitrator as being necessary for Cypress to meet its obligation to use commercially reasonable efforts, pay to Cellatope the Maximum Royalty in accordance with this Section 2. The arbitrator’s decision shall be written and shall be supported by written findings of fact and conclusions. The parties acknowledge and agree that the dispute resolution mechanism and remedy set forth in this Section 2.2(b)(ii) shall be the sole and exclusive method of dispute resolution and remedy available to the parties with respect to disputes arising under Section 2.2(b), and that the provisions of Section 10 shall be inapplicable to any dispute arising under Section 2.2(b).

(c) The parties also acknowledge and agree that, subject to Section 2.2(c)(i) and (ii) below, Cypress may terminate development of all Lupus Monitoring Products at any time prior to achievement of the Milestone by terminating the Amended Pittsburgh License in accordance with its terms and conditions, and, upon such termination, Cypress’ obligations to use commercially reasonable efforts to cause the Milestone to be achieved under Section 2.2(b) shall terminate. In the event that Cypress terminates development of all Lupus Monitoring Products, Cypress shall:

(i) if such termination occurs in connection with the termination of the Amended Pittsburgh License, provide the University of Pittsburgh and Cellatope with written notice not less than 10 days prior thereto of its intent to terminate the Amended Pittsburgh License in accordance with its terms and conditions; and

(ii) take such reasonable actions as may be requested by Cellatope, at Cellatope’s cost and expense, to transfer to Cellatope any discoveries, know-how, data and technical information owned, Controlled or developed by Cypress related to any Lupus Monitoring Product and necessary for the development or commercialization of such Lupus Monitoring Product (the “Cypress IP”); provided, however, that to the extent that Cypress determines, in its reasonable discretion, that any such Cypress IP relates to any product developed by Cypress, being developed by Cypress or that Cypress reasonably expects to develop, Cypress shall retain ownership or control rights in such Cypress IP such that Cypress shall be entitled to retain and use such Cypress IP for its independent use and Cypress shall be deemed to have granted to Cellatope a perpetual, royalty-free limited license to use such Cypress IP solely for use in developing and commercializing Lupus Monitoring Products, all on such other terms to be agreed to by the parties.

(d) During the time that Cypress is actively developing any Lupus Monitoring Product, (i) annually, on or before January 30 of each calendar year occurring after 2012, and (ii) semi-annually, upon request of Cellatope, Cypress shall provide Cellatope with a written summary describing in reasonable detail the status of achieving the Milestone. Any summaries or other information provided by Cypress to Cellatope pursuant to this Section 2.2(d) shall be governed by the Mutual Non-Disclosure Agreement dated April 21, 2008, by and between Cypress and Cellatope or (y) such other agreement as shall have identical terms and conditions, to the extent Cypress shall require the execution thereof by Cellatope as a condition precedent to providing such report(s) (the “Confidentiality Agreement” ).

(e) Upon attainment of the Milestone, Cypress shall pay Cellatope a royalty equal to 7.5% of Net Sales of the Lupus Monitoring Product as set forth in this Section 2.2(e) (the “Royalty”).

(i) Within 20 business days of achievement of the Milestone, Cypress shall make a prepayment of Royalties of $100,000 (the “Royalty Prepayment”). The Royalty Prepayment shall be fully creditable against the Royalties.

(ii) “Net Sales” shall mean, with respect to a particular time period, the total cash amounts collected during such time period by Cypress or any of its Affiliates or any Licensee for services or testing using the Lupus Monitoring Product, less deductions for refunds or rebates of previously collected amounts where applicable. In the event the Lupus Monitoring

Product is sold or used in a product, service or process that includes at least one additional marker that is not covered by the Lupus Monitoring Product (a “Combination Product”), the Net Sales for such Combination Product shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the published Medicare allowable rate at the end of the reported quarter for the Lupus Monitoring Product, and B is the published Medicare allowable rate at the end of the reported quarter for all other components or products in the Combination Product. If the Lupus Monitoring Product and/or the other components or products of the Combination Product do not correspond with Medicare allowable rates, Net Sales for the Combination Product shall be determined by the parties in good faith and such agreement shall be reduced to writing by both parties.

(iii) The Royalty will cumulate (A) from the Milestone Date through December 31, 2020, and be payable to Cellatope not later than February 1, 2021, (B) from January 1, 2021 through December 31, 2021 and be payable to Cellatope not later than February 1, 2022, (C) from January 1, 2022 through December 31, 2022 and be payable to Cellatope not later than February 1, 2023, and (D) from January 1, 2023 through December 31, 2023 and be payable to Cellatope not later than February 1, 2024. The Royalty Prepayment shall be credited against each of the foregoing Royalty payments until applied in full. Each payment of Royalties will be accompanied by a statement of the calculation of the Net Sales and Royalties for the applicable payment period and any application of the Royalty Prepayment against the amount of Royalties otherwise payable.

(iv) The obligation of Cypress to accrue Royalties payable to Cellatope expires and shall be of no further effect on the earlier of (A) the payment of Royalties to Cellatope that cumulate to $3,000,000 (the “Maximum Royalty”) or (B) January 1, 2024 (the earlier of (A) or (B), the “Royalty Expiration Date”).

(v) All cash payments hereunder shall be payable in U.S. dollars.

(vi) Notwithstanding anything herein to the contrary, the parties acknowledge and agree that in the event the Milestone is not achieved or if Cypress terminates development pursuant to Section 2.2(c) above, no Royalty payment or prepayment shall be due under this Agreement.

(f) During the period beginning on the Closing Date and ending on the earlier of the Royalty Expiration Date or the termination of development of all Lupus Monitoring Products (the “Reporting Period”), Cypress shall keep (and shall cause its Affiliates and Licensees to keep) records pertaining to the development of Lupus Monitoring Products in sufficient detail to permit Cellatope to confirm whether the Milestone has been achieved, the accuracy and completeness of any summaries provided pursuant to Section 2.2(d) and the calculation of Net Sales and Royalties. Such records shall be maintained for a period of at least one year after the Reporting Period (and for the duration of any period in which the process contemplated by Section 2.2(b)(ii) shall be pending). During the Reporting Period and for one year thereafter, Cellatope shall have the right to inspect such records, which inspection rights may be exercised during normal business hours upon reasonable prior written notice to Cypress and, in each case, no more than once a calendar year. Cellatope shall bear the full cost of any such inspection, unless such inspection discloses that Cypress underpaid any Royalty payable under Section 2.2(e) by more than 5%, in which case, Cypress shall bear the reasonable cost of the inspection. Information disclosed pursuant to this Section 2.2(f) shall be governed by the Confidentiality Agreement.

2.	Amendment of Section 11.9. The last sentence of Section 11.9 of the Agreement is deleted in its entirety and replaced with the following:

Cellatope shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without Cypress’ prior written consent, provided that, Cellatope, or any liquidating trust established by Cellatope from and after the Closing, may assign its rights or delegate any of its obligations to any or all of the stockholders of Cellatope or beneficiaries of any such liquidating trust.

3.	Promissory Note. All references to the “Note,” and the form of the Promissory Note attached as Exhibit A-1 to the Agreement, are hereby deleted in their entirety and are of no further force or effect.

4.	Section References. All references in the Agreement to sections that have been deleted and replaced by this Amendment No. Two shall be deemed to refer to such sections, as replaced.

5.

Miscellaneous. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with the terms thereof. The parties acknowledge and agree that the Agreement, as amended by this Amendment No. Two, sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersede all previous understandings between the parties, written or oral, regarding such subject matter. This Amendment No. Two will be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws) and may be executed in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. Two as of the date first written above.

EXAGEN DIAGNOSTICS, INC.		CELLATOPE CORPORATION
LIQUIDATING TRUST

By:	/s/ Wendy Rollstin	By:	/s/ Edward L. Erickson
Name:	Wendy Rollstin	Name:	Edward L. Erickson
Title:	EVP and CFO	Title:	Trustee

8